PACIFIC LIFE FUND - PL Real Estate Fund

Report Pursuant to Rule 10f-3

Quarter Ended September 30, 2009


Securities Purchased
Common Stock



(1) Name of Issuer
Cousins Properties Inc.



(2) Description of Security (name, coupon, maturity, subordination, common stock, etc.)
Cousins Properties
Ticker: CUZ,
Common Stock



(3) Date of Purchase
09/15/2009



(4) Date of Offering
09/15/2009



(5) Unit Price
7.25



(6) Principal Amount of Total Offering
$290,000,000



(7) Underwriting Spread   (% and $)
4.25% and $0.3081



(8) Names of Syndicate Members
BofA Merrill Lynch, Morgan Stanley, J.P.
Morgan, Wells Fargo Securities, PNC Capital
Markets LLC, Morgan Keegan & Company, Inc. RBS,
Piper Jaffray, Capital One Southcoast



(9) Dollar Amount of Purchase by the Portfolio
$65,975



(10) % of Offering Purchased by Portfolio
0.0228%



(11) % of Offering Purchased by Associated Accounts
2.6973%



(12) % of Portfolio Assets Applied to Purchase
0.2000%



(13) Name(s) of Syndicate Members (s) from whom Purchased
Merrill Lynch



(14) Name of Affiliated Underwriter
Morgan Stanley